Exhibit 10.22

EDWARD GRZEDZINSKI
EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made this 7th day of May, 2001 by and among EDWARD GRZEDZINSKI (hereinafter referred to as “Employee”), NOVA CORPORATION, a Georgia corporation (“NOVA Corp”), NOVA INFORMATION SYSTEMS, INC., a Georgia corporation (“NOVA”) and U.S. BANCORP, a Delaware corporation (“Parent”).

WITNESSETH:

     WHEREAS, NOVA Corp, through its direct and indirect subsidiaries, and Parent are in the business of providing credit card and debit card transaction processing services and settlement services (including the related products and services of automated teller machines and check guarantee services) to merchants, financial institutions, independent sales organizations (“ISOs”), and other similar customers (collectively, the “Business”) throughout the United States and in Europe;

     WHEREAS, Employee currently serves as Chairman of the Board of Directors, President and Chief Executive Officer of NOVA Corp pursuant to an Employment Agreement between Employee and NOVA Corp effective February 22, 2001 (the “Prior Agreement”);

     WHEREAS, Parent and NOVA Corp have entered into the Agreement and Plan of Merger dated as of May 7, 2001 (the “Merger Agreement”), pursuant to which NOVA Corp will merge with and into Parent (the “Merger”) on the terms and subject to the conditions of the Merger Agreement;

     WHEREAS, NOVA and Parent, or their assigns, will continue to engage in the Business throughout the United States and Europe (the “Territory”);

     WHEREAS, NOVA Corp and Employee desire to terminate the Prior Agreement, which termination shall be contemporaneous with the effectiveness of this Agreement;

     WHEREAS, Parent desires to retain the services of Employee on the terms and conditions set forth in this Agreement, and Employee desires to be employed by Parent on such terms and conditions;

     NOW, THEREFORE, for and in consideration of the Confidential Information and Trade Secrets (as hereafter defined) furnished to Employee by NOVA and Parent in order that he may perform his duties under this Agreement, the mutual covenants and agreements herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.     Employment of Employee. Parent hereby employs Employee for a period beginning as of the effective date of the Merger (the “Effective Date”) and ending five (5) years thereafter (the “Initial Term”), unless Employee’s employment by Parent is sooner terminated or automatically renewed pursuant to the terms of this Agreement (Employee’s employment by Parent pursuant to the terms of this Agreement shall hereinafter be referred to as “Employment”).

(a) Employee agrees to such Employment on the terms and conditions herein set forth and agrees to devote his reasonable best efforts to his duties under this Agreement and to perform such duties diligently and efficiently and in accordance with the directions of Parent.

(b) During the term of Employee’s Employment, Employee shall be employed as Chairman of the Board of Directors, President and Chief Executive Officer of NOVA and a Vice Chairman of Parent. Employee shall be responsible primarily for such duties as are assigned to him from time to time by the Chief Executive Officer of Parent, which in any event shall be such duties as are customary for an officer in those positions.

(c) Employee shall devote substantially all of his business time, attention, and energies to the business and affairs of Parent, shall act at all times in the best interests of Parent, and shall not during the term of his Employment be engaged in any other business activity, whether or not such business is pursued for gain, profit, or other pecuniary advantage, or permit such personal interests as he may have to interfere with the performance of his duties hereunder. Notwithstanding the foregoing, Employee may participate in industry, civic and charitable activities so long as such activities do not materially interfere with the performance of his duties hereunder. Further, Employee may engage in passive investments so long as the same are passive, are not inconsistent with Employee’s duties hereunder and do not involve the development, ownership, management or provision of credit and debit card processing and settlement services, including the related products and services of automatic teller machines and check guarantee services. Employee’s rights to make certain investments hereunder are in addition to and not in degradation of investments of less than 5% in a corporation as described in Section 12(a).

     2.     Compensation. During the term of Employee’s Employment and in accordance with the terms hereof, Parent shall pay or otherwise provide to Employee the following compensation:

(a) Employee’s annual salary during the term of his Employment shall be Five Hundred Forty Thousand and No/100 Dollars ($540,000) (or such increased base salary as approved by NOVA Corp prior to the Merger, not to exceed 120% of such amount) (“Base Salary”), with such increases (each, a “Merit Increase”) as may from time to time be deemed appropriate by the Chief Executive Officer of Parent; provided, however, that so long as this Agreement remains in effect, Employee’s Base Salary shall be reviewed annually by the Chief Executive Officer of Parent at the beginning of each fiscal year. The Base Salary shall be paid by Parent monthly in arrears or in accordance with Parent’s regular payroll practice. As used herein, the term “Base Salary” shall be deemed to include any Merit Increases granted to Employee.

(b) In addition to the Base Salary, Employee shall be eligible to receive annual bonus compensation pursuant to the schedule set forth as Exhibit A (“Bonus Compensation”) provided, however, that if Employee no longer is working primarily in the Business, Parent shall provide Employee with a different incentive compensation plan under which Employee will have a substantially similar opportunity to achieve annual bonus compensation in a substantially similar amount. Employee shall be eligible annually to receive restricted stock awards of shares of Parent Stock or stock options under the stock incentive plan of Parent. The amount of shares of restricted stock or options to be granted each year shall be determined by the Compensation Committee of the Board of Directors of Parent.

(c) Employee will be granted on the Effective Date the option to purchase 500,000 shares of Parent common stock at a price per share equal to the closing price of Parent common stock on the Effective Date (the “Option”). The Option will vest in four (4) equal increments of 25%. The first increment will vest on the first anniversary of the Effective Date. Another increment of the Option will vest every year thereafter until 100% of the Option is vested.

(d) Parent may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

     3.     Benefits. During the term of Employee’s employment, and for such time thereafter as may be required by Section 8 hereof, Parent shall provide to Employee the following benefits (or in lieu thereof for a transitional period immediately following the Merger, benefits equivalent to those provided to Employee by NOVA Corp immediately prior to the Merger):

(a) Medical Insurance. Employee and his dependents shall be entitled to participate in such medical, dental, vision, prescription drug, wellness, or other health care or medical coverage plans as may be established, offered or adopted from time to time by Parent for the benefit of its similarly situated employees, pursuant to the terms set forth in such plans.

(b) Life Insurance. Employee shall be entitled to participate in any life insurance plans established, offered, or adopted from time to time by Parent for the benefit of its similarly situated employees.

(c) Disability Insurance. Employee shall be entitled to participate in any disability insurance plans established, offered, or adopted from time to time by Parent for the benefit of its similarly situated employees.

(d) Vacations, Holidays. Employee shall be entitled to at least four (4) weeks of paid vacation each year and all holidays observed by Parent.

(e) Stock Option Plans. Employee shall be eligible for participation in any stock option plan or restricted stock plan adopted by Parent’s Board of Directors or the Compensation Committee for the benefit of similarly situated employees.

(f) Other Benefits. In addition to and not in any way in limitation of the benefits set forth in this Section 3, Employee shall be eligible to participate in all additional employee benefits provided by Parent (including, without limitation, all tax-qualified retirement plans, non-qualified retirement and/or deferred compensation plans, incentive plans, other stock option or purchase plans, and fringe benefits) on terms at least as favorable as the terms of any benefits that are afforded to other similarly situated employees during the term of this Agreement.

(g) Terms and Provisions of Plans. Parent agrees that it shall not take action (during the term of this Agreement or the “Election Period,” as defined in Section 8(a)) to modify the terms and provisions of any such plan or arrangement so as to exclude only Employee and/or his dependents, either by excluding Employee and/or his dependents explicitly by name or by modifying provisions generally applicable to all employees and dependents so that only Employee and/or his dependents would ever possibly be affected.

(h) Vesting of Rights Upon Change In Control. Upon the occurrence of a “Change in Control” (as defined in Section 8(h)) during the term of this Agreement, and regardless of whether Employee terminates this Agreement following such Change in Control, and notwithstanding any provision to the contrary in any other agreement or document (including Parent’s applicable plan documents), all stock options, restricted stock, and other similar rights that have been granted to Employee and are not vested on the date of such Change in Control, as well as any non-qualified retirement benefit or deferred compensation plan balance (collectively, the “Rights”) that is not vested on the date of occurrence of such an event, shall become vested and exercisable immediately and as provided under the applicable plan or agreement, Employee shall have the continuing right to exercise any or all of the Rights until such rights expire in accordance with their original terms (without regard to any provision thereof requiring earlier expiration upon termination of employment). Upon the Effective Date, the Rights of Employee existing on the Effective Date shall be and become fully vested, nonforfeitable and immediately exercisable.

     4.     Personnel Policies. Employee shall conduct himself at all times in a businesslike and professional manner as appropriate for a person in his position and shall represent Parent in all respects as complies with good business and ethical practices. In addition, Employee shall be subject to and abide by the good faith policies and procedures of Parent applicable generally to personnel of Parent, as adopted from time to time.

     5.     Reimbursement for Business Expenses. Employee shall be reimbursed, on a no less frequently than monthly basis, for all out-of-pocket business expenses incurred by him in the performance of his duties hereunder, provided that Employee shall first document and substantiate said business expenses in the manner generally required by Parent under its policies and procedures.

     6.     Settlement Payments. In consideration for Employee’s agreement to terminate the Prior Agreement and waive the right to receive cash payments or other benefits under the Prior Agreement upon termination of employment following a change in control by reason of consummation of the Merger, Parent shall provide on the Effective Date the compensation described in this Section 6 (provided this Agreement is not terminated prior to the Effective Date), and Employee shall have no other right to receive payments or other benefits under this Agreement or the Prior Agreement by reason of the Merger:

(a) Parent shall pay Employee in cash the sum of Two Million Eight Hundred Eighty Thousand Dollars ($2,880,000.00) (the “Cash Settlement Payment”). The Cash Settlement Payment shall be paid in one lump sum on the Effective Date.

(b) The provisions of Section 8(g) of this Agreement shall be applicable to the payments provided for in this Section 6. All payments under this Section 6 are in addition to, and not in lieu of, any payment due under this Agreement following termination of Employee’s Employment.

(c) At the election of Employee, with respect to up to 80% of the aggregate number of shares subject to stock option agreements outstanding as of the Effective Date (“Option Shares”), Employee shall be entitled to receive from Parent in exchange for cancellation of the stock option agreements (or portion thereof) relating to such Option Shares for which Employee elects, a cash payment in an amount equal to (1) the Cash Consideration (as defined in the Merger Agreement) multiplied by the aggregate number of Option Shares subject to the option agreements (or portion thereof) to be cancelled less (2) the aggregate exercise price set forth in the stock option agreements (or portion thereof) being cancelled. Employee shall notify Parent no later than three (3) business days prior to the Effective Date with respect to the number of Option Shares subject to the stock option agreements Employee wishes to make the election pursuant to this Section 6(c). In exchange for such cash payments, Employee agrees to execute a cancellation agreement with respect to the Option Shares subject to the stock option agreements (or portion thereof) being cancelled, which cancellation agreement shall be in a form reasonably acceptable to Parent. The remaining Option Shares subject to stock option agreements (or portions thereof) not being cancelled hereunder shall be converted into the right to acquire shares of Parent’s common stock in accordance with Section 3.06 of the Merger Agreement and Employee shall have the continuing right to exercise any or all of the remaining Option Shares until such rights expire in accordance with their original terms (without regard to any provisions thereof requiring earlier expiration upon termination of employment).

(d) Employee acknowledges and agrees that upon the Effective Date, the Prior Agreement is terminated, cancelled and of no further force and effect; provided, however, that this Agreement shall terminate upon any termination of the Merger Agreement (and, in case of any such termination hereof, this Agreement shall be deemed to be void ab initio and the Prior Agreement shall be deemed to have remained in full force and effect); provided further, that the termination of this Agreement shall only become effective if the Merger Agreement terminates prior to the Effective Date. Until the Effective Date, the Prior Agreement remains in full force and effect.

     7.     Term and Termination of Employment.

(a) This Agreement shall be effective as of the Effective Date.

(b) Employee’s Employment shall terminate immediately upon the discharge of Employee by Parent for “Cause.” For the purposes of this Agreement, the term “Cause,” when used with respect to termination by Parent of Employee’s Employment hereunder, shall mean termination as a result of: (i) Employee’s material violation of the covenants set forth in Section 11 or 12, (ii) Employee’s willful, intentional, or grossly negligent failure to perform his duties under this Agreement diligently and in accordance with the directions of Parent; (iii) Employee’s willful, intentional, or grossly negligent failure to comply with the good faith decisions or policies of Parent; or (iv) final conviction of Employee of a felony materially adversely affecting Parent; provided, however, that in the event Parent desires to terminate Employee’s Employment pursuant to subsections (i), (ii), or (iii) of this Section 7(b), Parent shall first give Employee written notice of such intent, detailed and specific description of the reasons and basis therefor, and thirty (30) days to remedy or cure such perceived breach or deficiency (the “Cure Period”); provided, however, that with respect only to a breach that it is not possible to cure within such thirty (30) day period, so long as Employee is diligently using his best efforts to cure such breach or deficiency within such period and thereafter, the Cure Period shall be automatically extended for an additional period of time (not to exceed sixty (60) additional days) to enable Employee to cure such breach or deficiency, provided, further, that Employee continues to diligently use his best efforts to cure such breach or deficiency. If Employee does not cure the perceived breach or deficiency within the Cure Period, Parent may discharge Employee immediately upon written notice to Employee. If Parent desires to terminate Employee’s Employment pursuant to subsection (iv) of this Section 7(b), Parent shall first give Employee three (3) days prior written notice of such intent.

(c) Employee’s Employment shall terminate immediately upon the death of Employee.

(d) Employee’s Employment shall terminate immediately upon ninety (90) days prior written notice to Employee if Employee shall at any time be incapacitated by reason of physical or mental illness or otherwise become incapable of performing the duties under this Agreement for a continuous period of one hundred eighty (180) consecutive days; provided, however, to the extent Parent could, with reasonable accommodation and without undue hardship, continue to employ Employee in some other capacity after such one hundred eighty (180) day period, Parent shall, to the extent required by the Americans With Disabilities Act, offer to do so, and, if such offer is accepted by Employee, Employee shall be compensated accordingly.

(e) Employee may terminate this Agreement, upon thirty (30) days prior written notice to Parent (the “Notice Period”), in the event (i) there is a material diminution in Employee’s duties and responsibilities, or such duties and responsibilities are otherwise diminished from the duties and responsibilities held by Employee immediately prior to the Merger, or such greater duties and responsibilities, as may be assigned to Employee from time to time; provided, however, that the change in Employee’s duties and responsibilities resulting from Employee no longer being an officer of a publicly traded company shall not, by itself, be sufficient to qualify as a “Responsibility Breach”; (ii) Employee is required to relocate to an office that is more than thirty-five (35) miles from Employee’s current office located at One Concourse Parkway, Suite 300, Atlanta, Georgia 30328; (iii) there is a reduction in Employee’s Base Salary payable under Section 2, a materially adverse change in the terms of Exhibit A attached hereto or a material reduction in benefits provided to Employee under Section 3 (whether occurring at once or over a period of time); or (iv) Parent materially breaches this Agreement, (each of (i), (ii), (iii) and (iv) being referred to as a “Responsibilities Breach”), Parent fails to cure said Responsibilities Breach within the Notice Period; provided, however, that with respect only to breaches that it is not possible to cure within the Notice Period, so long as Parent is diligently using its best efforts to cure such breaches within such Notice Period, the Notice Period shall be automatically extended for an additional period of time (not to exceed sixty (60) additional days) to enable Parent to cure such breaches, provided, further, that Parent continues to diligently use its best efforts to cure such breaches. Notwithstanding anything to the contrary in this Section 7(e), the Notice Period for failure to pay compensation shall be five (5) days.

(f) This Agreement shall automatically renew for successive three (3) year terms (each a “Renewal Term”) unless either Parent or Employee gives the other party hereto written notice of its or his intent not to renew this Agreement no later than ninety (90) days prior to the date the Initial Term, or the then-current Renewal Term, is scheduled to expire. Employee’s employment shall terminate upon termination or expiration of this Agreement.

(g) Parent may terminate this Agreement at any time, without cause, upon ninety (90) days prior written notice to Employee.

(h) Employee may terminate this Agreement at any time, without cause, upon ninety (90) days prior written notice to Parent.

(i) Other than as specifically provided in and in strict compliance with this Section 7, this Agreement and/or Employee’s Employment may not be terminated.

     8.     Termination Payments.

(a) Upon (1) the termination of Employee’s Employment by Parent pursuant to Section 7(g) or (2) the termination or expiration of this Agreement, for whatever reason, provided that in the case of this subsection (2), the earlier of (x) such termination or expiration or (y) notice of such termination or non-renewal occurs within three years after a Change in Control (the effective date of such termination or expiration being referred to as the “Termination Date”), Employee shall receive the payments and benefits set forth below.

(i) Parent shall pay Employee accrued but unpaid Base Salary through the Termination Date, Bonus Compensation due and owing to Employee (as further set forth in Section 8(d)) and any other benefits required to be provided to Employee and his dependents under contract and applicable law.

(ii) Parent shall pay Employee in cash an amount equal to his “Annual Compensation” (as defined in Section 8(h)(ii)) multiplied by three (3), which amount will be paid in one lump sum within fifteen (15) days of the Termination Date.

(iii) All stock options, restricted stock, and other similar rights, including any nonqualified retirement plan benefit or deferred compensation plan balance (“Nonqualified Plan Benefit”) that is not vested on the Termination Date, that have been granted to Employee shall become vested and exercisable immediately, and as provided under the applicable plan or agreement, Employee shall have the continuing right to exercise such rights until such rights expire in accordance with their original terms (without regard to any provision thereof requiring earlier expiration upon termination of employment).

(iv) Until the earlier to occur of: (x) the date which is three (3) years after the Termination Date, or (y) Employee’s accepting employment with another employer or otherwise obtaining coverage (the “Election Period”), Parent shall use commercially reasonable efforts to provide to Employee and his dependents the coverage for the benefits described in Sections 3(a), (b) and (c).

(v) To the extent required, Parent shall pay to Employee the “Gross-Up Payment” as set forth in Section 8(g).

(b) Upon termination of Employee’s Employment or the termination or expiration of this Agreement, which termination or expiration occurs: (1) as a result of Employee terminating this Agreement pursuant to Section 7(e), (2) this Agreement being terminated pursuant to Section 7(c) or 7(d), or (3) this Agreement not being renewed by Parent, and which termination or expiration is not covered by Section 8(a) hereof (the effective date of such termination or expiration being referred to herein as the “Termination Date”), Employee shall receive the payments and benefits set forth below.

(i) Parent shall pay Employee accrued but unpaid Base Salary through the Termination Date, Bonus Compensation due and owing to Employee (as further set forth in Section 8(e)) and any other benefits required to be provided to Employee and his dependents under contract and applicable law.

(ii) Parent shall pay Employee in cash an amount equal to his Annual Compensation multiplied by three (3), which amount will be paid in twenty-four (24) equal monthly installments beginning on the first day of the calendar month following the calendar month in which the Termination Date occurs.

(iii) All stock options, restricted stock, and other similar rights, including any Nonqualified Plan Benefits that are not vested on the Termination Date, that have been granted to Employee shall become vested and exercisable immediately, and as provided under the applicable plan or agreement, Employee shall have the continuing right to exercise such rights until such rights expire in accordance with their original terms (without regard to any provision thereof requiring earlier expiration upon termination of employment).

(iv) For the duration of the Election Period, Parent shall use commercially reasonable efforts to provide to Employee and his dependents the coverage for the benefits described in Sections 3(a), (b) and (c).

(c) Upon termination of Employee’s Employment or the termination or expiration of this Agreement, which termination or expiration occurs: (1) as a result of Parent terminating this Agreement pursuant to Section 7(b), (2) as a result of this Agreement not being renewed by Employee, or (3) as a result of Employee terminating this Agreement pursuant to Section 7(h), and which termination or expiration is not covered by Sections 8(a) or 8(b)(the effective date of such termination or expiration being referred to herein as the “Termination Date”), Employee shall receive the payments and benefits set forth below.

(i) Parent shall pay Employee accrued but unpaid Base Salary through the Termination Date, Bonus Compensation due and owing to Employee (as further set forth in Section 8(d)) and any other benefits required to be provided to Employee and his dependents under contract and applicable law.

(ii) Parent shall pay Employee in cash an amount equal to his “Termination Base Salary” (as defined herein) in twelve (12) equal monthly installments beginning on the first day of the calendar month following the calendar month in which the Termination Date occurs; provided, however, that Parent shall not be obligated to make any such monthly payments covering the portion of the above-referenced twelve month occurring prior to the second anniversary of the Effective Date and such payments shall be waived. “Termination Base Salary” shall be the greater of Employee’s Base Salary in effect on the Termination Date or the greatest Base Salary in effect during the calendar year immediately prior to the calendar year in which the Termination Date occurs.

(iii) To the extent that Employee and/or any of his dependents is eligible to, and timely elects to, receive continuation coverage under any group health plan providing medical, dental, vision, prescription drug, wellness or other health care or medical coverage which is subject to the provisions of part 6 of Title I of ERISA (“COBRA”), Parent shall timely pay any premiums required for such coverage. This payment of premiums by Parent is not intended to alter in any way the provisions of any group health plan of Parent, and all time limits, effects of subsequent coverage and all other relevant provisions of any such plan remain unchanged and shall control Employee’s (and his dependents’) entitlement to coverage or benefits under such plan.

(d) For the purposes of payments to be made under this Section 8:

(i) Any accrued but unpaid Base Salary shall be paid to Employee within five (5) business days of the Termination Date.

(ii) For purposes of calculating Bonus Compensation due and owing to Employee:

(A) Regardless of the reason for termination or expiration of this Agreement, in the event that Bonus Compensation for the calendar year preceding the calendar year in which the Termination Date occurs has not been paid by the Termination Date, such Bonus Compensation shall be paid to Employee concurrently with Parent’s payment of Bonus Compensation generally for such calendar year.

(B) In the case of a termination or expiration of this Agreement governed by Sections 8(a) or 8(b) hereof, Employee shall receive an amount of Bonus Compensation for the calendar year in which the Termination Date occurs equal to (x) the amount of Bonus Compensation which Employee would have been entitled to receive had termination or expiration not occurred in such calendar year multiplied by (y) a fraction, the numerator of which is the number of days beginning on January 1st of the calendar year in which the Termination Date occurs and ending on the Termination Date, and the denominator of which is 365. This payment shall be paid to Employee concurrently with Parent’s payment of Bonus Compensation generally for such calendar year.

(C) In the case of a termination or expiration of this Agreement governed by Section 8(c) hereof, Employee shall not receive any Bonus Compensation for the calendar year in which the Termination Date occurs.

(iii) For purposes of calculating the amount of payments made using the Annual Compensation formula, Parent shall initially compute the Annual Compensation under Section 8(h)(ii)(B) using the Prior Bonus Amount or $420,000, whichever is higher. However, in the event the Current Bonus Amount, when awarded, exceeds the higher of the Prior Bonus Amount or $420,000, then Parent will pay the difference to Employee, either in equal amounts over the remainder of the term over which such payments are to be made, or in one lump sum, as the case may be.

(e) Following the termination or expiration of this Agreement, Employee shall be bound by the covenants not to solicit or compete set forth in Section 12 hereof as set forth below.

(i) In the event of a termination or expiration of this Agreement which is governed by Sections 8(a) or 8(b) hereof, Employee shall comply with the covenants not to solicit or compete set forth in Section 12 hereof for a period of two (2) years immediately following the Termination Date.

(ii) In the event of a termination or expiration of this Agreement which is governed by Section 8(c) hereof, Employee shall comply with the covenants not to solicit or compete set forth in Section 12 hereof for a period of one (1) year immediately following the Termination Date; provided, however, that if within ninety (90) days after the Termination Date, Parent provides Employee with written notice of such election (the “Extension Notice”), Employee shall comply with the covenants not to solicit or compete set forth in Section 12 below for a period of two (2) years immediately following the Termination Date. In the event that Parent provides Employee with the Extension Notice in the time provided, and in addition to the payment to be made pursuant to Section 8(c)(ii) hereof, Parent shall pay Employee in cash an amount equal to his Annual Compensation, which shall be paid in twelve (12) equal monthly installments beginning on the first day of the calendar month following the calendar month of the final payment to be made pursuant to Section 8(c)(ii), above.

(f) In the event of the death of Employee, all benefits and compensation hereunder shall, unless otherwise specified by Employee, be payable to, or exercisable by, Employee’s estate.

(g) Gross-Up Payment.

(i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, grant, acceleration or distribution by or on behalf of Parent to or for the benefit of Employee as a result of any change in control (within the meaning of Section 280 G of the internal revenue code) or as otherwise payable under Sections 3(h), 6 or 8(a) (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 8(g) (a “Payment”)) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by Employee of all taxes upon the Gross-Up Payment (such taxes including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, and any interest or penalties imposed with respect to such taxes), Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

(ii) Subject to the provisions of Section 8(g)(iii), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm or law firm selected by Employee and reasonably acceptable to Parent (the “Tax Firm”); provided, however, that the Tax Firm shall not determine that no Excise Tax is payable by Employee unless it delivers to Employee a written opinion (the “Accounting Opinion”) that failure to pay the Excise Tax and to report the Excise Tax and the payments potentially subject thereto on or with Employee’s applicable federal income tax return will not result in the imposition of an accuracy-related or other penalty on Employee. All fees and expenses of the Tax Firm shall be borne solely by Parent. Within 15 business days of the receipt of notice from Employee that there has been a Payment, the Tax Firm shall make all determinations required under this Section 8, shall provide to Parent and Employee a written report setting forth such determinations, together with detailed supporting calculations, and, if the Tax Firm determines that no Excise Tax is payable, shall deliver the Accounting Opinion to Employee. Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by Parent to Employee within fifteen days of the receipt of the Tax Firm’s determination. Subject to the remainder of this Section, any determination by the Tax Firm shall be binding upon Parent and Employee; provided, however, that Employee shall only be bound to the extent that the determinations of the Tax Firm hereunder, including the determinations made in the Accounting Opinion, are reasonable and reasonably supported by applicable law. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Tax Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Parent should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that it is ultimately determined in accordance with the procedures set forth in Section 8(g)(iii) that Employee is required to make a payment of any Excise Tax, the Tax Firm shall reasonably determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Parent to or for the benefit of Employee. In determining the reasonableness of Tax Firm’s determinations hereunder, and the effect thereof, Parent and Employee shall be provided a reasonable opportunity to review such determinations with Tax Firm and their respective tax counsel, if separate from the Tax Firm. Tax Firm’s determinations hereunder, and the Accounting Opinion, shall not be deemed reasonable until Employee’s reasonable objections and comments thereto have been satisfactorily accommodated by Tax Firm.

(iii) Employee shall notify Parent in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by Parent of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 30 calendar days after Employee actually receives notice in writing of such claim, and shall apprise Parent of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that the failure of Employee to notify Parent of such claim (or to provide any required information with respect thereto) shall not affect any rights granted to Employee under this Section except to the extent that Parent is materially prejudiced in the defense of such claim as a direct result of such failure. Employee shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to Parent (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Parent notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall do all of the following:

(A) give Parent any information reasonably requested by Parent relating to such claim;

(B) take such action in connection with contesting such claim as Parent shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by Parent and reasonably acceptable to Employee;

(C) cooperate with Parent in good faith in order effectively to contest such claim;

(D) if Parent elects not to assume and control the defense of such claim, permit Parent to participate in any proceedings relating to such claim; provided, however, that Parent shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 8, Parent shall have the right, at its sole option, to assume the defense of and control all proceedings in connection with such contest, in which case it may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Parent shall determine; provided, however, that if Parent directs Employee to pay such claim and sue for a refund, Parent shall advance the amount of such payment to Employee, on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Parent’s right to assume the defense of and control the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iv) If, after the receipt by Employee of an amount advanced by Parent pursuant to this Section 8(g), Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to Parent’s complying with the requirements of Section 8(g)(iii)) promptly pay to Parent the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by Parent pursuant to Section 8(g)(iii), a determination is made that Employee is not entitled to a refund with respect to such claim and Parent does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall, to the extent of such denial, be forgiven and shall not be required to be repaid and the amount of forgiven advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(h) For purposes of this Agreement, the following terms shall be defined as follows:

(i) “Change in Control” shall mean:

(A) The acquisition (other than from Parent) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) (excluding, for this purpose, any employee benefit plan of Parent or its subsidiaries which acquires beneficial ownership of voting securities of Parent) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either the then outstanding shares of Parent’s stock or the combined voting power of Parent’s then outstanding voting securities entitled to vote generally in the election of directors; or

(B) The consummation by Parent of a reorganization, merger, consolidation, in each case, with respect to which the shares of the company voting stock outstanding immediately prior to such reorganization, merger or consolidation do not constitute or become exchanged for or converted into more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, or a liquidation or dissolution of Parent or the sale of all or substantially all of the assets of Parent; or

(C) The failure for any reason of individuals who constitute the Incumbent Board to continue to constitute at least a majority of the board of directors of Parent; or

(D) The sale, assignment or transfer of the Business to an unaffiliated third party, whether by sale of all or substantially all the assets of the Business, sale of stock or merger.

(ii) “Annual Compensation” means the sum of the following amounts:

(A) the greater of Employee’s Base Salary in effect on the Termination Date, or the greatest Base Salary in effect during the calendar year immediately prior to the calendar year in which the Termination Date occurs; and

(B) the greater of the Bonus Compensation which Employee would have received for the calendar year in which the Termination Date occurs had Employee’s Employment not been terminated (the “Current Bonus Amount”), or such Bonus Compensation for the calendar year immediately prior to the calendar year in which the Termination Date occurs (the “Prior Bonus Amount”); provided, however, in no event shall the Bonus Compensation be less than $420,000 for purposes of calculating Employee’s Annual Compensation. For purposes of calculating Employee’s Annual Compensation only, Employee shall be deemed to have met all conditions, including employment conditions, necessary for the receipt of the Current Bonus Amount.

(iii) “Incumbent Board” shall mean the members of the board of directors of Parent as of the date hereof and any person becoming a member of the board of directors of Parent hereafter whose election, or nomination for election by Parent’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Parent, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act).

     9.     Products, Notes, Records and Software. Employee acknowledges and agrees that all memoranda, notes, records and other documents and computer software created, developed, compiled, or used by Employee or made available to him during the term of his Employment concerning or relative to the Business, including, without limitation, all customer data, billing information, service data, and other technical material of NOVA or Parent is and shall be NOVA’s or Parent’s, as the case may be, property. Employee agrees to deliver all such materials to NOVA or Parent, as applicable, thirty (30) days after Employee receives a written request therefor from NOVA or Parent. Employee further agrees not to use such materials for any reason after said termination.

     10.     Arbitration.

(a) Parent and Employee acknowledge and agree that (except as specifically set forth in Section 10(d)) that any claim or controversy arising out of or relating to this Agreement shall be settled by binding arbitration in Atlanta, Georgia, in accordance with the National Rules of the American Arbitration Association for the Resolution of Employment Disputes in effect on the date of the event giving rise to the claim or controversy. Parent and Employee further acknowledge and agree that either party must request arbitration of any claim or controversy within one (1) year of the date of the event giving rise to the claim or controversy by giving written notice of the party’s request for arbitration. Failure to give notice of any claim or controversy within one (1) year of the event giving rise to the claim or controversy shall constitute waiver of the claim or controversy.

(b) All claims or controversies subject to arbitration pursuant to Section 10(a) above shall be submitted to arbitration within six (6) months from the date that a written notice of request for arbitration is effective. All claims or controversies shall be resolved by a panel of three arbitrators who are licensed to practice law in the State of Georgia and who are experienced in the arbitration of labor and employment disputes. These arbitrators shall be selected in accordance with the National Rules of the American Arbitration Association for the Resolution of Employment Disputes in effect at the time the claim or controversy arises. Either party may request that the arbitration proceeding be stenographically recorded by a Certified Shorthand Reporter. The arbitrators shall issue a written decision with respect to all claims or controversies within thirty (30) days from the date the claims or controversies are submitted to arbitration. The parties shall be entitled to be represented by legal counsel at any arbitration proceedings.

(c) Parent and Employee acknowledge and agree that the arbitration provisions in this Agreement may be specifically enforced by either party, and that submission to arbitration proceedings may be compelled by any court of competent jurisdiction. Parent and Employee further acknowledge and agree that the decision of the arbitrators may be specifically enforced by either party in any court of competent jurisdiction.

(d) Notwithstanding the arbitration provisions set forth herein, Employee and Parent acknowledge and agree that nothing in this Agreement shall be construed to require the arbitration of any claim or controversy arising under Sections 11 and 12 of this Agreement, nor shall such provisions prevent Parent from seeking equitable relief from a court of competent jurisdiction for violations of Sections 11 and 12 of this Agreement. These provisions shall be enforceable by any court of competent jurisdiction and shall not be subject to arbitration except by mutual written consent of the parties signed after the dispute arises, any such consent, and the terms and conditions thereof, then becoming binding on the parties. Employee and Parent further acknowledge and agree that nothing in this Agreement shall be construed to require arbitration of any claim for workers’ compensation or unemployment compensation.

     11.     Nondisclosure.

(a) Confidential Information. Employee acknowledges and agrees that because of his Employment, he will have access to proprietary information of NOVA and Parent concerning or relative to the Business of NOVA and Parent which is of a special and unique value (collectively, “Confidential Information”) which includes, without limitation, technical material of NOVA and Parent, sales and marketing information, customer account records, billing information, training and operations information, materials and memoranda, personnel records, pricing and financial information relating to the business, accounts, customers, prospective customers, employees and affairs of NOVA and Parent, and any information marked “Confidential” by NOVA or Parent. Employee acknowledges and agrees that Confidential Information is and shall be NOVA’s or Parent’s property, as the case may be, prior to and after the Merger. Employee recognizes and acknowledges that this Agreement furthers Parent’s interest in connection with entering into the Merger Agreement and the consummation of the transactions contemplated thereby. Employee agrees that except as required by Employee’s duties with NOVA or, following the Merger, Parent, Employee shall keep NOVA’s or Parent’s Confidential Information confidential, and Employee shall not use Confidential Information for any reason other than on behalf of NOVA and Parent pursuant to, and in strict compliance with, the terms of this Agreement. Employee further agrees that for a period beginning on the Termination Date and ending two (2) years thereafter, Employee shall continue to keep Confidential Information confidential, and Employee shall not use Confidential Information for any reason or in any manner.

(b) Notwithstanding the foregoing, Employee shall not be subject to the restrictions set forth in subsection (a) of this Section 11 with respect to information which:

(i) becomes generally available to the public other than as a result of disclosure by Employee or the breach of Employee’s obligations under this Agreement;

(ii) becomes available to Employee from a source which is unrelated to his Employment or the exercise of his duties under this Agreement, provided that such source lawfully obtained such information and is not bound by a confidentiality agreement with Parent or NOVA; or

(iii) is required by law to be disclosed.

(c) Trade Secrets. Employee acknowledges and agrees that because of his Employment, he will have access to “trade secrets” (as defined in the Uniform Trade Secrets Act, O.C.G.A. § 10-1-760, et seq. (the “Uniform Trade Secrets Act”)) of NOVA (“Trade Secrets”). Nothing in this Agreement is intended to alter the applicable law and remedies with respect to information meeting the definition of “trade secrets” under the Uniform Trade Secrets Act, which law and remedies shall be in addition to the obligations and rights of the parties hereunder.

     12.     Covenants Not to Solicit or Compete. Employee acknowledges and agrees that, because of his Employment and the anticipated Merger, he does and will continue to have access to confidential or proprietary information concerning merchants, associate banks and ISOs of Parent and shall have established relationships with such merchants, associate banks and ISOs as well as with the vendors, consultants, and suppliers used to service such merchants, associate banks and ISOs. As an inducement to Parent to enter into, complete and close the Merger and in consideration for Parent’s agreement to employ Employee with the compensation and benefits described herein, Employee agrees that from and after the Effective Date, and continuing thereafter for the period specified in Section 8(e) (provided NOVA complies with its obligations set forth in Section 8 hereof), except as permitted or contemplated by this Agreement, Employee shall not, directly or indirectly, either individually, in partnership, jointly, or in conjunction with, or on behalf of, any person, firm, partnership, corporation, or unincorporated association or entity of any kind:

(a) obtain any interest (except as a shareholder holding less than five percent (5%) interest in a corporation) in any person, firm, partnership, corporation, or unincorporated association of any kind which provides credit card or debit card transaction processing services within the Territory;

(b) provide managerial, executive, advisory, consulting, sales or marketing services relating to credit card or debit card transaction processing to any person, firm, partnership, corporation, or unincorporated association of any kind which provides credit card or debit card transaction processing services within the Territory;

(c) solicit or contact, for the purpose of providing products or services competing with those provided by the Business (or any other business of Parent in which Employee was engaged), any person or entity that during the term of Employee’s Employment was a merchant, associate bank, ISO or customer (including any actively-sought prospective merchant, associate bank, ISO or customer) with whom Employee had material contact or about whom Employee learned material confidential information during the last twelve (12) months of his Employment;

(d) persuade or attempt to persuade any merchant, associate bank, ISO, customer, or supplier of Parent to terminate or modify such merchant’s, associate bank’s, ISO’s, customer’s, or supplier’s relationship with Parent if Employee had material contact with or learned material confidential information about such merchant, associate bank, ISO, customer or supplier during the last twelve (12) months of his Employment; or

(e) persuade or attempt to persuade any person who was employed by Parent or any of its subsidiaries as of the date of the termination of Employee’s Employment to terminate or modify his employment relationship, whether or not pursuant to a written agreement, with Parent or any of its subsidiaries, as the case may be.

     13.     New Developments. Any discovery, invention, process or improvement made or discovered by Employee during the term of his Employment in connection with or in any way affecting or relating to the Business (as then carried on or under active consideration) shall forthwith be disclosed to Parent and shall belong to and be the absolute property of Parent; provided, however, that this provision does not apply to an invention for which no equipment, supplies, facility, trade secret information of Parent was used and which was developed entirely on Employee’s own time, unless (a) the invention relates (i) directly to the Business or (ii) to Parent’s actual or demonstrably anticipated research or development; or (b) the invention results from any work performed by Employee for Parent.

     14.     Remedy for Breach. Employee acknowledges and agrees that his breach of any of the covenants contained in Sections 9, 11, 12 and 13 of this Agreement would cause irreparable injury to Parent and that remedies at law of Parent for any actual or threatened breach by Employee of such covenants would be inadequate and that Parent shall be entitled to specific performance of the covenants in such sections or injunctive relief against activities in violation of such sections, or both, by temporary or permanent injunction or other appropriate judicial remedy, writ or order, without the necessity of proving actual damages. This provision with respect to injunctive relief shall not diminish the right of Parent to claim and recover damages against Employee for any breach of this Agreement in addition to injunctive relief. Employee acknowledges and agrees that, subject to Parent’s compliance with the provisions of Section 8 hereof, the covenants contained in Sections 9, 11, 12 and 13 of this Agreement shall be construed as agreements independent of any other provision of this or any other contract between the parties hereto, and that the existence of any claim or cause of action by Employee against Parent, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by Parent of said covenants.

     15.     Reasonableness. Employee has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred on Parent under this Agreement, and Employee hereby acknowledges and agrees that:

(a) the restrictions and covenants contained herein, and the rights and remedies conferred upon Parent, are necessary to protect the goodwill and other value of the Business;

(b) the restrictions placed upon Employee hereunder are narrowly drawn, are fair and reasonable in time and territory, will not prevent him from earning a livelihood, and place no greater restraint upon Employee than is reasonably necessary to secure the Business and goodwill of Parent;

(c) Parent is relying upon the restrictions and covenants contained herein in continuing to make available to Employee information concerning the Business; and

(d) Employee’s Employment places him in a position of confidence and trust with Parent and its employees, merchants, associate banks, ISOs, customers, vendors and suppliers.

     16.     Invalidity of Any Provision. It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. The parties further agree to alter the balance of this Agreement in order to render the same valid and enforceable. The terms of the non-competition provisions of this Agreement shall be deemed modified to the extent necessary to be enforceable and, specifically, without limiting the foregoing, if the term of the non-competition is too long to be enforceable, it shall be modified to encompass the longest term which is enforceable and, if the scope of the geographic area of non-competition is too great to be enforceable, it shall be modified to encompass the greatest area that is enforceable. The parties further agree to submit any issues regarding such modification to a court of competent jurisdiction if they are unable to agree and further agree that if said court declines to so amend or modify this Agreement, the parties will submit the issue of amendment or modification of the non-competition covenants in this Agreement to binding arbitration in accordance with Section 10 hereof.

     17.     Indemnification; Full Settlement and Legal Expenses.

(a) At all times during and after Employee’s Employment and the effectiveness of this Agreement, Parent shall indemnify Employee (as a director, officer, employee and otherwise) to the fullest extent permitted by law and shall at all times maintain appropriate provisions in its Articles of Incorporation and Bylaws which mandate that Parent provide such indemnification.

(b) Parent’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counter-claim, recoupment, defense or other claim, right or action which Parent may have, or claim to have, against Employee or others. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement. Parent agrees to pay, to the full extent permitted by law, all legal fees and expenses which Employee may reasonably incur as a result of any legitimate, non-frivolous contest (regardless of the outcome thereof) by Parent or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any legitimate, non-frivolous contest by Employee concerning the amount of any payment pursuant to Section 8 of this Agreement), plus in each case interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. Parent will not be bound to pay any legal fees or expenses arising out of baseless, meritless or frivolous contests brought hereunder by Employee or others. A contest will be deemed baseless, meritless and/or frivolous if a court or other arbiter assesses penalties or sanctions for bringing said contest, or a court or other arbiter dismisses said contest for failure to state a colorable claim.

(c) As a condition to receiving payments under Sections 8(a), (b) or (c), Employee must execute a release in the form attached hereto as Exhibit B.

     18.     Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia.

     19.     Waiver of Breach. The waiver by Parent of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

     20.     Successors and Assigns. This Agreement shall inure to the benefit of Parent, its subsidiaries and affiliates, and their respective successors and assigns. This Agreement is not assignable by Employee or by Parent, except that Parent may assign its rights (but not its obligations) under this Agreement to any affiliated or subsidiary corporation, and Parent may assign this Agreement to any successor to Parent in any reorganization, merger or consolidation, or transfer of all or substantially all of Parent’s business or properties.

     21.     Notices. All notices, demands and other communications hereunder shall be in writing and shall be delivered in person or deposited in the United States mail, certified or registered, with return receipt requested, as follows:

(i)	If to Employee, to:

Edward Grzedzinski
Chief Executive Officer
NOVA Corporation
One Concourse Parkway, Suite 300
Atlanta, Georgia 30328

With a copy (which shall not constitute notice) to:

Edward Grzedzinski
695 Peace Creek Trace
Alpharetta, Georgia 30005

(ii)	If to NOVA, to:

NOVA Corporation
One Concourse Parkway
Suite 300
Atlanta, Georgia 30328
Attention: Cherie Fuzzell General Counsel

With a copy (which shall not constitute notice) to:

Long Aldridge & Norman LLP
SunTrust Plaza
303 Peachtree Street
Suite 5300
Atlanta, Georgia 30308
Attention: David M. Ivey, Esq.

(iii)	If to Parent, to:

U.S. Bancorp
U.S. Bank Place
201 Second Avenue South
Minneapolis, Minnesota 55402
Attention: General Counsel

     22.     Entire Agreement. This Agreement contains the entire agreement of the parties, and as of the Effective Date, supersedes all other prior negotiations, commitments, agreements and understandings (written or oral) between the parties with respect to the subject matter hereof, including but not limited to the Prior Agreement, which is hereby terminated as of the Effective Date. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

     23.     Indemnification. At all times during and after Employee’s Employment and the effectiveness of this Agreement, Parent shall indemnify Employee (as a director, officer, employee and otherwise) to the fullest extent permitted by law and shall at all times maintain appropriate provisions in its Articles of Incorporation and Bylaws which mandate that Parent provide such indemnification.

     24.     Survival. The provisions of Sections 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 21 and 23 shall survive termination of Employee’s Employment and termination of this Agreement.

     25.     Withholding; No Offset. All payments required to be made by Parent under this Agreement will be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law. No payment under this Agreement will be subject to offset or reduction attributable to any amount Employee may owe to Parent or any other person, as permitted by law. Nothing in this Section shall be construed to reduce Employee’s right to the payments described in Section 8(g).

(Signatures Begin on Next Page)

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first above shown.

“EMPLOYEE”:

By:	/s/ Edward Grzedzinski

Edward Grzedzinski

“NOVA CORP”:

NOVA CORPORATION

By:	/s/ Stephen M. Scheppmann

Name:	Stephen M. Scheppmann

Title:	Chief Financial Officer

[CORPORATE SEAL]

“NOVA”

NOVA INFORMATION SYSTEMS, INC

By:	/s/ Stephen M. Scheppmann

Name:	Stephen M. Scheppmann

Title:	Chief Financial Officer

[CORPORATE SEAL]

PARENT:

U.S. BANCORP

By:	/s/ Lee R. Mitau

Name: Lee R. Mitau

Title: Executive Vice President